SUBSIDIARIES OF THE REGISTRANT

Exhibit 21 is:

Parents

None

Subsidiaries Consolidated	Jurisdiction of Incorporation	Percent of Stock Owned

Amercoat Japan Company, Limited	Japan	100
American Pipe & Construction International	California	100
Ameron (Australia) Pty. Limited	Australia	100
Ameron B.V.	The Netherlands	100
Ameron Composites Inc.	Delaware	100
Ameron FSC	Guam	100
Ameron (Hong Kong) Ltd.	Hong Kong	100
Ameron Malaysia Sdn. Bhd.	Malaysia	100
Ameron (New Zealand) limited	New Zealand	100
Ameron (Pte) Ltd.	Singapore	100
Ameron (UK) Limited	United Kingdom	100
Centron International, Inc.	Delaware	100
Island Ready-Mix Concrote, Inc.	Hawail	100

Subsidiaries Not Consolidated and Fifty-Percent or Less Owned Companies

TAMCO	California	50
Bondstrand, Ltd.	Saudi Arabia	40
Oasis-Ameron, Ltd.	Saudi Arabia	40
Ameron Saudi Arabia, Ltd.	Saudi Arabia	30

Names of other subsidiaries not consolidated and fifty-percent or less owned companies are omitted because when considered in the aggregate as a single subsidiary they do not constitute a significant subsidiary.

EXHIBIT 21